Generac Reports Fourth Quarter and Full-Year 2013 Results

Diversified growth drives strong increase in revenue and earnings as compared to a very strong prior-year quarter and full year

WAUKESHA, WISCONSIN, (February 13, 2014) – Generac Holdings Inc. (NYSE: GNRC) (the “Company”), a leading designer and manufacturer of power generation equipment and other engine powered products, today reported financial results for its fourth quarter and year ended December 31, 2013.  Additionally, the Company initiated its outlook for 2014.

Fourth Quarter 2013 Highlights

•	Net sales increased year-over-year by 10.0% to $376.2 million as compared to $342.0 million in the fourth quarter of 2012.

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Growth in shipments during the fourth quarter was driven by strong organic revenue growth from home standby generators and Commercial & Industrial (C&I) products, along with the contribution from recent acquisitions, partially offset by a decline in shipments of portable generators.

•	Gross profit margin during the fourth quarter improved 180 basis points over the prior year.

•	Net income during the fourth quarter of 2013 was $48.5 million, or $0.69 per share, as compared to $28.3 million or $0.41 per share for the same period of 2012.

•
Adjusted net income, as defined in the accompanying reconciliation schedules, increased to $77.5 million from $60.7 million in the fourth quarter of 2012.  Adjusted diluted net income per share was $1.11 as compared to $0.87 per share in the fourth quarter of 2012.

•
Adjusted EBITDA increased 24.7% to $103.6 million as compared to $83.1 million in the fourth quarter last year.  Adjusted EBITDA margin during the fourth quarter improved to 27.5% as compared to 24.3% in the prior year.

•
Cash flow from operations in the fourth quarter of 2013 was $104.7 million as compared to $106.4 million in the prior year quarter.  Free cash flow was $88.2 million as compared to $97.4 million in the fourth quarter of 2012.

•
On November 1, 2013, the Company closed its previously announced purchase of substantially all of the assets of Baldor Electric Company’s generator division (“Baldor Generators”).   Baldor Generators offers a complete line of products up to 2.5MW throughout North America.

Full-Year 2013 Highlights

•	Net sales increased year-over-year by 26.3% to $1.486 billion as compared to $1.176 billion in 2012.

-	Residential product sales increased 19.6% to $843.7 million as compared to a strong 2012 with revenues of $705.4 million, which grew at a 43.7% rate over 2011.

-	Commercial & Industrial product sales increased 38.9% to $569.9 million as compared to $410.3 million in 2012.

•	Gross profit margin during 2013 was 38.3%, representing a 90 basis point improvement over the prior year.

•	Net income during 2013 was $174.5 million, or $2.51 per diluted share, as compared to $93.2 million or $1.35 per diluted share for 2012.

•	Adjusted net income increased 36.6% over the prior year to $301.7 million. Adjusted diluted net income per common share increased 35.7% to $4.33.

•	Adjusted EBITDA increased 38.9% to $402.6 million in 2013 as compared to $289.8 million last year. Adjusted EBITDA margin during 2013 improved to 27.1% as compared to 24.6% in the prior year.

•	Cash flow from operations during 2013 was $259.9 million as compared to $235.6 million in the prior year. Free cash flow was $229.2 million as compared to $213.2 million in 2012.

•
In addition to the acquisition of Baldor Generators that closed in early November, we integrated the Ottomotores acquisition during 2013 and closed the acquisition of Tower Light in early August.  Ottomotores, which closed in December 2012, is a leading manufacturer of industrial generators in Mexico and other parts of Latin America.  Tower Light is a leading developer and supplier of mobile light towers throughout Europe, the Middle East and Africa.

“2013 was another great year for Generac that helped drive a third consecutive year of record revenues with a compounded annual growth rate of 36% since implementing our Powering Ahead strategy three years ago,” said Aaron Jagdfeld, President and Chief Executive Officer.  “Once again we experienced strong growth across all regions of the United States, as home standby generators further gain in popularity and the Generac brand is increasingly recognized as the leading name in backup power.  The secular penetration themes that drive our business continue to play out for our residential and C&I products as we made significant progress on several initiatives to extend awareness for standby generators, leading to further growth.  In addition to our organic growth, we executed on three important acquisitions that provide additional product breadth and global scale to our C&I business and improved balance to the overall company.”

Additional Fourth Quarter 2013 Highlights

Residential product sales for the fourth quarter of 2013 were $199.1 million as compared to $216.0 million for the comparable period in 2012.  Shipments of home standby generators experienced strong growth over the prior-year quarter as we continue to expand our leading position for these products through our innovative approach to the market.  The strength in home standby generators, however, was more than offset by a meaningful decline in shipments of portable generators due to less severe power outage events in the fourth quarter of 2013 relative to prior year, which included Superstorm Sandy.

C&I product sales for the fourth quarter of 2013 increased 42.7% to $157.9 million from $110.6 million for the comparable period in 2012.  The increase was driven by the acquisitions of Ottomotores, Tower Light and Baldor Generators along with strong organic growth for stationary and mobile generators.  The strength in organic revenues was primarily driven by a significant increase in shipments to national account customers and increased sales of natural gas generators used in light commercial and retail applications.

Gross profit margin for the fourth quarter of 2013 was 38.7% compared to 36.9% in the prior-year fourth quarter.  Gross margin improved over the prior year due to the combination of an improved product mix and a reduction in product costs due to a moderation in commodity costs and continued execution of cost reduction initiatives.  These margin improvements were partially offset by the mix impact from the Ottomotores and Baldor acquisitions.

Operating expenses for the fourth quarter of 2013 declined $3.9 million, or 6.7%, as compared to the fourth quarter of 2012.  The expense reduction was driven primarily by warranty rate improvements resulting in a favorable adjustment to warranty reserves of $5.3 million during the current year quarter, as well as a decline in the amortization of intangibles.  These reductions were partially offset by the addition of operating expenses associated with the acquisitions of Ottomotores, Tower Light and Baldor Generators.

Interest expense in the fourth quarter of 2013 declined to $12.0 million compared to $16.6 million in the same period last year.  The decline was primarily the result of a reduction in interest rate from the current-year credit agreement refinancing completed in May 2013.

2014 Outlook

The Company is initiating guidance for 2014 with revenue expected to grow over a very strong 2013.  For the full-year 2014, the Company currently expects net sales to increase in the mid-single digit range as compared to the prior year. This top-line guidance assumes no material changes in the current macroeconomic environment, no major power outage events during 2014, and no benefit from additional acquisitions.

Gross margins are expected to decline by approximately 100 basis points during 2014 as compared to the prior year primarily as a result of a higher mix of C&I product shipments, including the impact of the addition of Baldor Generators.

Operating expenses as a percentage of net sales, excluding amortization of intangibles, are expected to increase approximately 100 basis points as compared to 2013, primarily as a result of favorable adjustments to warranty reserves in 2013 that are not expected to repeat in 2014.

Adjusted EBITDA margins are expected to remain attractive in the mid-20% range, which is consistent with the average level seen during the past four years.

We expect free cash flow generation to remain strong in 2014 due to our superior margin profile, low-cost of debt, favorable tax attributes and our capital-efficient operating model.

“We believe our 2013 financial results are further proof that our strategy is working,” continued Mr. Jagdfeld.  “Heading into 2014, our team remains focused on the substantial penetration opportunity that exists for residential and light commercial standby generators, as well as increasing our share of the C&I market through our recently expanded product offering and our continued focus on natural gas generators.   In addition, we expect to benefit from being a more balanced and globally-focused company as we continue to execute on our diversification and international expansion strategies, both organically and through acquisitions.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EST on Thursday, February 13, 2014 to discuss highlights of this earnings release. The conference call can be accessed by dialing (800) 706-7749 (domestic) or +1 (617) 614-3474 (international) and entering passcode 46073661.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 79686453. The telephonic replay will be available for 30 days.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of power generation equipment and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available globally through a broad network of independent dealers, retailers, wholesalers and equipment rental companies, as well as sold direct to certain end user customers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization transactions completed in May 2012 and 2013;
•	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
•	the risk that our acquisitions will not be integrated successfully;
•	difficulties Generac may encounter as its business expands globally;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 31, 2013, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, and certain other non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$376,236	$342,022	$1,485,765	$1,176,306
Costs of goods sold	230,554	215,869	916,205	735,906
Gross profit	145,682	126,153	569,560	440,400

Operating expenses:
Selling and service	24,467	27,791	107,515	101,448
Research and development	8,379	6,285	29,271	23,499
General and administrative	15,332	15,332	55,490	46,031
Amortization of intangibles	6,286	8,965	25,819	45,867
Total operating expenses	54,464	58,373	218,095	216,845
Income from operations	91,218	67,780	351,465	223,555

Other (expense) income:
Interest expense	(12,003)	(16,613)	(54,435)	(49,114)
Loss on extinguishment of debt	–	–	(15,336)	(14,308)
Investment income	26	25	91	79
Costs related to acquisition	(27)	(1,062)	(1,086)	(1,062)
Other, net	(756)	(448)	(1,983)	(2,798)
Total other expense, net	(12,760)	(18,098)	(72,749)	(67,203)

Income before provision for income taxes	78,458	49,682	278,716	156,352
Provision for income taxes	29,940	21,395	104,177	63,129
Net income	48,518	28,287	174,539	93,223

Net income per common share - basic:	$0.71	$0.42	$2.56	$1.38
Weighted average common shares outstanding - basic:	68,203,811	67,515,127	68,081,632	67,360,632

Net income per common share - diluted:	$0.69	$0.41	$2.51	$1.35
Weighted average common shares outstanding - diluted:	69,918,699	69,477,244	69,667,529	69,193,138

Dividends declared per share	$–	$–	$5.00	$6.00

Other comprehensive income (loss):
Amortization of unrealized loss on interest rate swaps	$–	$1,003	$2,381	$2,082
Foreign currency translation adjustment	352	(34)	1,238	(34)
Net unrealized gain on derivatives	774	–	774	365
Pension liability adjustment	7,688	(1,552)	7,688	(1,552)
Other comprehensive income (loss)	8,814	(583)	12,081	861
Comprehensive income	$57,332	$27,704	$186,620	$94,084

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$150,147	$108,023
Restricted cash	6,645	–
Accounts receivable, less allowance for doubtful accounts of $2,658 at December 31, 2013 and $1,166 at December 31, 2012	164,907	134,978
Inventories	300,253	225,817
Deferred income taxes	26,869	48,687
Prepaid expenses and other assets	5,358	5,048
Total current assets	654,179	522,553

Property and equipment, net	146,390	104,718

Customer lists, net	42,764	37,823
Patents, net	62,418	70,302
Other intangible assets, net	4,447	5,783
Deferred financing costs, net	20,051	13,987
Trade names, net	173,196	158,831
Goodwill	608,287	552,943
Deferred income taxes	85,104	136,754
Other assets	1,369	153
Total assets	$1,798,205	$1,603,847

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$9,575	$12,550
Accounts payable	109,238	94,543
Accrued wages and employee benefits	26,564	19,435
Other accrued liabilities	92,997	86,081
Current portion of long-term borrowings and capital lease obligations	12,471	82,250
Total current liabilities	250,845	294,859

Long-term borrowings and capital lease obligations	1,175,349	799,018
Other long-term liabilities	54,940	46,342
Total liabilities	1,481,134	1,140,219

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 68,767,367 and 68,295,960 shares issued at December 31, 2013 and 2012, respectively	688	683
Additional paid-in capital	421,672	743,349
Treasury stock, at cost, 163,458 and 0 shares, respectively	(6,571)	–
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings (accumulated deficit)	105,813	(63,792)
Accumulated other comprehensive loss	(2,415)	(14,496)
Total stockholders’ equity	317,071	463,628

Total liabilities and stockholders’ equity	$1,798,205	$1,603,847

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Year Ended December 31,
	2013	2012
	(Unaudited)	(Audited)
Operating activities
Net income	$174,539	$93,223
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	10,955	8,293
Amortization of intangible assets	25,819	45,867
Amortization of original issue discount	2,074	1,598
Amortization of deferred finance costs	2,698	2,161
Amortization of unrealized loss on interest rate swaps	2,381	2,082
Loss on extinguishment of debt	15,336	14,308
Provision for losses on accounts receivable	1,037	204
Deferred income taxes	82,675	62,429
Loss on disposal of property and equipment	370	261
Share-based compensation expense	12,368	10,780
Net changes in operating assets and liabilities:
Accounts receivable	(5,257)	(137)
Inventories	(52,488)	(31,656)
Other assets	(10,902)	(8,416)
Accounts payable	(5,847)	(3,898)
Accrued wages and employee benefits	6,248	3,168
Other accrued liabilities	9,491	39,915
Excess tax benefits from equity awards	(11,553)	(4,588)
Net cash provided by operating activities	259,944	235,594

Investing activities
Proceeds from sale of property and equipment	80	91
Expenditures for property and equipment	(30,770)	(22,392)
Proceeds from sale of business, net	2,254	–
Acquisition of business, net of cash acquired	(116,113)	(47,044)
Net cash used in investing activities	(144,549)	(69,345)

Financing activities
Proceeds from short-term borrowings	16,007	23,018
Proceeds from long-term borrowings	1,200,000	1,455,614
Repayments of short-term borrowings	(18,982)	(23,000)
Repayments of long-term borrowings and capital lease obligations	(901,184)	(1,175,124)
Payment of debt issuance costs	(22,376)	(25,691)
Cash dividends paid	(343,429)	(404,332)
Taxes paid related to the net share settlement of equity awards	(15,020)	(6,425)
Excess tax benefits from equity awards	11,553	4,588
Proceeds from exercise of stock options	32	–
Net cash used in financing activities	(73,399)	(151,352)

Effect of exchange rate changes on cash and cash equivalents	128	–

Net increase in cash and cash equivalents	42,124	14,897
Cash and cash equivalents at beginning of period	108,023	93,126
Cash and cash equivalents at end of period	$150,147	$108,023

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$55,828	$33,076
Income taxes	25,821	2,811

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconcilaition
	Three months ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$48,518	$28,287	$174,539	$93,223
Interest expense	12,003	16,613	54,435	49,114
Depreciation and amortization	9,272	11,142	36,774	54,160
Income taxes provision	29,940	21,395	104,177	63,129
Non-cash write-down and other charges (1)	43	388	78	247
Non-cash share-based compensation expense (2)	2,897	2,759	12,368	10,780
Loss on extinguishment of debt	–	–	15,336	14,308
Transaction costs and credit facility fees (3)	835	2,307	3,863	4,117
Other	139	237	1,043	731
Adjusted EBITDA	$103,647	$83,128	$402,613	$289,809

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.
(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconcilation
	Three months ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$48,518	$28,287	$174,539	$93,223
Provision for income taxes	29,940	21,395	104,177	63,129
Income before provision for income taxes	78,458	49,682	278,716	156,352
Amortization of intangible assets	6,286	8,965	25,819	45,867
Amortization of deferred finance costs and original issue discount	1,225	1,244	4,772	3,759
Loss on extinguishment of debt	–	–	15,336	14,308
Transaction costs and other purchase accounting adjustments (4)	688	2,136	2,842	3,317
Adjusted net income before provision for income taxes	86,657	62,027	327,485	223,603
Cash income tax expense (5)	(9,141)	(1,328)	(25,821)	(2,811)
Adjusted net income	$77,516	$60,699	$301,664	$220,792

Adjusted net income per common share - diluted:	$1.11	$0.87	$4.33	$3.19

Weighted average common shares outstanding - diluted:	69,918,699	69,477,244	69,667,529	69,193,138

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing. Also includes certain purchase accounting adjustments.

(5) Amount for the twelve months ended December 31, 2013 is based on actual cash income taxes paid during the full year-ended 2013, which equates to a cash income tax rate of 9.3% for the year.

Free Cash Flow Reconciliation
	Three months ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$104,731	$106,370	$259,944	$235,594
Expenditures for property and equipment	(16,513)	(8,967)	(30,770)	(22,392)
Free Cash Flow	$88,218	$97,403	$229,174	$213,202

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Vice President – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com